Exhibit 3.1

CHIPOTLE MEXICAN GRILL, INC.

AMENDED AND RESTATED BYLAWS

(effective October 4, 2016)

ARTICLE I—OFFICES

Section 1.    Registered Office.  Chipotle Mexican Grill, Inc. (the “Corporation”) shall have and maintain at all times (a) a registered office in the State of Delaware, which office shall be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19808; and (b) a registered agent located at such address whose name is Corporation Service Company, until changed from time to time as provided by the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.    Other Offices.  The principal office of the Corporation may be located within or without the State of Delaware, as designated by the Board of Directors of the Corporation (the “Board of Directors”). The Corporation may have other offices and places of business at such places within or without the State of Delaware as shall be determined by the directors or as may be required by the business of the Corporation.

ARTICLE II—SHAREHOLDERS

Section 1.    Annual Meeting.  Annual meetings of the shareholders, for the purpose of election of directors to succeed those whose terms expire and for such other business as may properly come before it, shall be held at such place, either within or without the State of Delaware (including by remote communication as authorized by Section 211(a)(2) of the DGCL), on such date and at such time as the Board of Directors shall designate from time to time, as set forth in the notice of the meeting delivered or mailed to shareholders.

Section 2.    Special Meetings.

(a) Subject to the rights of the holders of the preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”), special meetings of the shareholders of the Corporation (i) may be called for any purpose(s) by or at the direction of the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the Chairman of the Board and (ii) subject to and in compliance with the following provisions of this Section 2, shall be called by the Secretary upon the written request of one or more Proposing Persons having Net Long Beneficial Ownership of at least 25% (the “Requisite Percentage”) of the outstanding shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”). Except in accordance with this Section 2, shareholders shall not be permitted to propose business to be brought before a special meeting of the shareholders.

(b) In order for a special meeting of shareholders to be validly called pursuant to Section 2(a)(ii) of this Bylaw (a “Shareholders Requested Special Meeting”), one or more requests for a special meeting (each a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) in a proper form must be signed by one or more Proposing Persons having the Requisite Percentage of the outstanding shares of Common Stock and must be delivered to the Secretary at the principal executive offices of the Corporation by registered mail, return receipt requested, in accordance with this Section 2(b). In determining whether a Shareholders Requested Special Meeting has been validly called, multiple Special Meeting Requests delivered to the Secretary will be considered together only if each Special Meeting Request identifies the same purpose or purposes of the Shareholder Requested Special Meeting and the same matters proposed to be acted on at such meeting (in each case as determined in good faith by the Board of Directors), and such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request. Any Proposing Person may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation.

(c) To be in proper form for purposes of this Section 2 each Special Meeting Request shall:

(i) set forth the name and address, as they appear on the Corporation’s books, of each Proposing Person;

(ii) bear the date of signature of each Proposing Person signing the Special Meeting Request; and

(iii) include (A) a statement of the specific purpose or purposes of the meeting, the matter or matters proposed to be acted on at the Shareholder Requested Special Meeting, the reasons for conducting such business at the Shareholder Requested Special Meeting, and the text of any proposal or business to be considered at the Shareholder Requested Special Meeting (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (B) an acknowledgment of the Proposing Person that any disposition by such Proposing Person after the date of the Special Meeting Request of any shares of the Common Stock shall be deemed a revocation of the Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied, and a commitment by such Proposing Person to continue to satisfy the Requisite Percentage through the date of the Shareholder Requested Special Meeting and to notify the Corporation upon any disposition of any shares of the Common Stock, and (C) such other information and representations, to the extent applicable, regarding the Proposing Person and the matters proposed to be acted on at the Shareholder Requested Special Meeting that would be required to be set forth in a shareholder’s notice delivered pursuant to Section 9 hereof.

(d) Any Proposing Person who delivered a valid Special Meeting Request shall update and supplement such request, if necessary, so that the information provided or required to be provided in such request shall be true and correct (i) as of the record date for notice of the Shareholder Requested Special Meeting; and (ii) as of the date that is 15 days prior to the Shareholder Requested Special Meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than 5 days after the record date for the Shareholder Requested Special Meeting (in the case of the update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the Shareholder Requested Special Meeting or, if practical, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the Shareholder Requested Special Meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 15 days prior to the Shareholder Requested Special Meeting or any adjournment or postponement thereof).

(e) The Secretary shall not be required to call a Shareholder Requested Special Meeting pursuant to a Special Meeting Request if:

(i) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law;

(ii) the Special Meeting Request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending immediately following the final adjournment of the next annual meeting;

(iii) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of shareholders held within 180 days prior to receipt by the Corporation of such Special Meeting Request (and, for purposes of this clause (iii), the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, the changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships);

(iv) a Similar Item is already included in the Corporation’s notice as an item of business to be brought before a meeting of the shareholders that has been called but not yet held; or

(v) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act (as hereinafter defined), or other applicable law.

In addition, if a Shareholder Requested Special Meeting is validly called in compliance with this Section 2, the Board of Directors may (in lieu of calling the Shareholder Requested Special Meeting) present a Similar Item or Similar Items for shareholder approval at any other meeting of shareholders (annual or special) that is held within 90 days after the Corporation receives Special Meeting Requests sufficient to call a Shareholder Requested Special Meeting in compliance with this Section 2; and, in such case, the Secretary shall not be required to call the Shareholder Requested Special Meeting.

(f) Any special meeting of shareholders, including any Shareholder Requested Special Meeting, shall be held at such date and time as may be fixed by the Board of Directors in accordance with these Bylaws and in compliance with applicable law; provided that a Shareholder Requested Special Meeting shall be held within 90 days after the Corporation receives one or more valid Special Meeting Requests in compliance with this Section 2 from Proposing Persons having Net Long Beneficial Ownership of the Requisite Percentage; provided, further, that the Board of Directors shall have the discretion to (A) call an annual or special meeting of shareholders (in lieu of calling the Shareholder Requested Special Meeting) in accordance with the last sentence of Section 2(e) of this Bylaw or (B) cancel any Shareholder Requested Special Meeting that has been called but not yet held for any of the reasons set forth in Section 2(e) of this Bylaw.

(g) Business transacted at any Shareholder Requested Special Meeting shall be limited to the purpose(s) stated in the valid Special Meeting Request(s); provided that nothing herein shall prohibit the Board of Directors from submitting matters to the shareholders at any Shareholder Requested Special Meeting. A Proposing Person who submitted a Special Meeting Request (or Qualified Representative thereof) shall be required to appear in person at the Shareholder Requested Special Meeting and present to shareholders the matters that were specified in the Special Meeting Request and included in the notice of the meeting. If no such Proposing Person or Qualified Representative appears in person at the Shareholder Requested Special Meeting to present such matters to shareholders, the Corporation need not present such matters for a vote at such meeting.

(h) Definitions:

(i) “Net Long Beneficial Ownership” shall mean those shares of Common Stock as to which a shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided, that Net Long Beneficial Ownership shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. Net Long Beneficial Ownership shall include shares held by the shareholder in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. For purposes of determining Net Long Beneficial Ownership, a shareholder’s ownership of shares shall be deemed to continue during any period (i) in which shares have been loaned if the person claiming ownership may recall such loaned shares on no more than five business days’ notice or (ii) in which any voting power has been has delegated by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time without condition. The terms “affiliate” or “affiliates” as used in this definition shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(ii) “Proposing Person” shall mean the holder of record of shares of Common Stock submitting a Special Meeting Request and the beneficial owner of Common Stock, if any, on whose behalf such Special Meeting Request is made; provided that, with respect to the informational requirements of clause (iii) of Section 2(c) of this Bylaw, if the record holder of such Common Stock is acting solely as a nominee of the beneficial owner thereof and is making the Special Meeting Request solely on behalf of and at the direction of such beneficial owner, Proposing Person shall mean only such beneficial owner.

(iii) A “Qualified Representative” of a Proposing Person shall be, if such Proposing Person is (A) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (B) a corporation, a duly appointed officer of the corporation, (C) a limited liability company, any manager or officer (or person who functions as an officer) of the limited liability company or any officer, director, manager or person who functions as an officer, director or manager of any entity ultimately in control of the limited liability company or (D) a trust, any trustee of such trust.

Section 3.    Notice of Meetings.  Except as otherwise provided by law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), written notice of the place, date, time and purpose of all meetings of the shareholders shall be given, not less than ten nor more than 60 days before the date on which the meeting is to be held, to each shareholder entitled to vote at such meeting.

If at any meeting action is proposed to be taken which, if taken, would entitle shareholders fulfilling the requirements of Section 262(d) of the DGCL to an appraisal of the fair value of their shares, the notice of such meeting shall contain a statement of that purpose and to that effect and shall be accompanied by a copy of that statutory Section.

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date of the original meeting, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Notice of the time, place and purpose of any meeting of shareholders may be waived in writing, either before or after such meeting, and to the extent permitted by law, shall be waived by any shareholder by his or her attendance thereat, in person or by proxy. Any shareholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 4.    Quorum.  At any meeting of the shareholders, the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law, the Certificate of Incorporation or these Bylaws. Where a separate vote by a class or classes is required, a majority in voting power of the shares of such class or classes present in person or by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time, without notice other than as specified in Section 3 of this Article.

Section 5.    Organization.  Such person as the Chairman of the Board may have designated or, in the absence of such a person, such person as the Board of Directors may have designated or, in his or her absence, the Chief Executive Officer, or in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote who are present, in person or by proxy, shall call to order any meeting of the shareholders and act as chairman of the meeting. In the absence of the Secretary, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6.    Conduct of Business.  The chairman of any meeting of shareholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the shareholders will vote at the meeting shall be announced at the meeting.

Section 7.    Proxies and Voting.  At any meeting of the shareholders, every shareholder entitled to vote in accordance with the terms of the Certificate of Incorporation may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile, telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

All voting, except as provided in the Certificate of Incorporation or where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a shareholder entitled to vote or by his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the shareholder or proxy voting and such other information as may be required under the procedure established for the meeting.

In advance of any meeting of shareholders, the Board of Directors shall appoint one or more inspectors to act at the meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of shareholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability and may perform such other duties not inconsistent herewith as may be requested by the Corporation.

For all questions other than the election of directors presented to the shareholders at a meeting at which a quorum is present, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of not less than a majority of the voting power of the outstanding shares of capital stock present at the meeting in person or by proxy and entitled to vote on the subject matter shall be the act of the shareholders.

Section 8.    No Shareholder Action by Consent.  No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and such actions may not be taken by written consent of the shareholders.

Section 9.    Notice of Shareholder Business and Nominations.

(a) Annual Meetings of Shareholders.

(i) Except as provided in Section 12 of this Bylaw, nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (A) pursuant to the notice of meeting given by or at the direction of the Board of Directors, (B) by or at the direction of the Board of Directors, or (C) by any shareholder of the Corporation who: (1) was a shareholder of record at the time of giving of notice provided for in this Bylaw and at the time of the annual meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Bylaw as to such business or nomination. Clause (C) or Section 12 of these Bylaws shall be the exclusive means for a shareholder to make nominations before an annual meeting of shareholders and Clause (C) shall be the exclusive means for a shareholder to submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of shareholders. Only persons who are nominated in accordance with Section 9(a) or Section 12 of this Bylaw will be eligible for election at an annual meeting of shareholders as Directors of the Corporation.

(ii) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 9(a)(i)(C) of these Bylaws, the shareholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. To be in proper form, a shareholder’s notice (whether given pursuant to this Section 9(a)(ii) or Section 9(b)) to the Secretary must: (A) set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (2) (x) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner, (y) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (z) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the Corporation, (xx) any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (yy) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the Corporation, (zz) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (xxx) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (yyy) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (B) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business and (2) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (C) set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (3) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 10 of this Bylaw. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(iii) Notwithstanding anything in the second sentence of Section 9(a)(ii) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to (i) the notice of meeting given by or at the direction of the Board of Directors, or (ii) the instruction of the Board of Directors. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors (or shareholder pursuant to Section 2 of Article II hereof) or (B) provided that the Board of Directors (or shareholder pursuant to Section 2 of Article II hereof) has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (1) is a shareholder of record at the time of giving of notice provided for in this Bylaw and at the time of the special meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Bylaw as to such nomination. The proposal by shareholders of other business to be conducted at a special meeting of shareholders may be made only in accordance with Section 2 of Article II hereof. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by Section 9(a)(ii) of this Bylaw with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 10 of this Bylaw) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c) General.

(i) Only such persons who are nominated in accordance with the procedures set forth in this Section 9 or in Section 12 of these Bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

(ii) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii) Notwithstanding the foregoing provisions of this Bylaw, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 9(a)(i)(C), Section 9(b) or Section 12 of these Bylaws. Nothing in this Bylaw shall be deemed to affect any rights (A) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

(iv) Notwithstanding the foregoing provisions of this Bylaw, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or item of business, such proposed business shall not be transacted and such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Section 10.    Submission of Questionnaire, Representation and Agreement.

To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 9 of this Bylaw, or, in the case of a Shareholder Nominee, the time periods prescribed for delivery of a Notice of Proxy Access Nomination in Section 12 of this Bylaw) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Section 11.    Opening of Polls.  The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of shareholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting.

Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants.

The presiding person at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 12.    Proxy Access for Director Nominations.

(a) Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of the shareholders, subject to the provisions of this Section 12, the Corporation shall include in its proxy statement on its form of proxy and on any ballot distributed at such annual meeting, in addition to any person nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information, of any person or persons, as applicable, nominated for election (the “Shareholder Nominee(s)”) to the Board of Directors by a shareholder or group of no more than twenty (20) shareholders that satisfies the requirements of this Section 12 (such shareholder or shareholder group, including each member thereof to the extent the context requires, the “Eligible Shareholder”), and who expressly elects at the time of providing the notice required by this Section 12 (the “Notice of Proxy Access Nomination”) to have its nominee or nominees, as applicable, included in the Corporation’s proxy materials pursuant to this Section 12. In the event that the Eligible Shareholder consists of a group of shareholders, any and all requirements and obligations for an individual Eligible Shareholder that are set forth in these Bylaws, including the Minimum Holding Period (as defined below), shall apply to each member of such group; provided, however, that the Required Ownership Percentage (as defined below) shall apply to the ownership of the group in the aggregate. For purposes of this Section 12, (x) the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary concerning the Shareholder Nominee(s) and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by Section 14 of the Exchange Act, and rules and regulations promulgated thereunder, and, if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder (or, in the case of group, the written statement of the group), in support of each Shareholder Nominee’s candidacy (the “Statement”), not to exceed 500 words; and (y) in calculating the number of shareholders in a group seeking to qualify as an Eligible Shareholder, two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one shareholder. Notwithstanding anything to the contrary contained in this Section 12, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes is untrue in any material respect (or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading) or would violate any applicable law or regulation. The Corporation may solicit against, and include in the proxy statement, its own statement related to any Shareholder Nominee.

(b) To be timely for purposes of this Section 12, the Notice of Proxy Access Nomination must be addressed to the Secretary and delivered to or mailed to and received at the principal executive offices of the Corporation no more than 150 calendar days and not less than 120 calendar days prior to the anniversary date of the date (as specified in the Corporation’s proxy materials for its immediately preceding annual meeting of shareholders) on which the Corporation first mailed its proxy materials for its immediately preceding annual meeting of shareholders. In no event will an adjournment or postponement of an annual meeting of shareholders or the announcement thereof commence a new time period (or extend a time period) for the giving of a Notice of Proxy Access Nomination as provided above.

(c) The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) two and (ii) 25% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 12 (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below 25%. In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board in connection therewith, the maximum number of Shareholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. In addition, the maximum number of Shareholder Nominees included in the Corporation’s proxy materials shall be reduced by (i) the number of individuals who will be included in the Corporation’s proxy materials as nominees recommended by the Board of Directors pursuant to an agreement, arrangement or other understanding with a shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock from the Corporation by such shareholder or group of shareholders), provided, further, that this sub-clause (i) shall not result in a maximum number of Shareholder Nominees included in the Corporation’s proxy materials of less than 1, (ii) the number of directors in office as of the Final Proxy Access Nomination Date who were included in the Corporation’s proxy materials as Shareholder Nominees for any of the two preceding annual meetings of shareholders (including any persons counted as Shareholder Nominees pursuant to the immediately succeeding sentence) and whom the Board of Directors decides to nominate for re-election to the Board, (iii) any individual nominated by an Eligible Shareholder for inclusion in the Corporation’s proxy material pursuant to this Section 12 whom the Board of Directors decides to nominate as a nominee of the Board of Directors and (iv) any individual nominated by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 12 but whose nomination is subsequently withdrawn. Any individual nominated by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 12 whose nomination is subsequently withdrawn or whom the Board of Directors decides to nominate as a nominee for Director shall be counted as one of the Shareholder Nominees for purposes of determining when the maximum number of Shareholder Nominees provided for in this Section 12 has been reached.

Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 12 shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders in the Corporation’s proxy statement pursuant to this Section 12 exceeds the maximum number of nominees provided for in this Section 12. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 12 exceeds the maximum number of nominees provided for in this Section 12, the highest ranking Shareholder Nominee who meets the requirements of this Section 12 from each Eligible Shareholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Shareholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 12 from each Eligible Shareholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(d) For purposes of this Section 12, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the shareholder possesses Net Long Beneficial Ownership as defined in Section 2(h)(i) of these Bylaws. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. An Eligible Shareholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for purposes of this Section 12.

(e) In order to make a nomination pursuant to this Section 12, an Eligible Shareholder must have owned the Required Ownership Percentage of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period as of both the date of the Notice of Proxy Access Nomination is delivered to or mailed to and received by the Secretary in accordance with this Section 12 and the record date for determining the shareholders entitled to vote at the annual meeting, and must continue to own the Required Shares through the meeting date. For purposes of this Section 12, the “Required Ownership Percentage” is 3% or more, and the “Minimum Holding Period” is 3 years. Within the time period specified in this Section 12 for delivering the Notice of Proxy Access Nomination, an Eligible Shareholder must provide the following information in writing to the Secretary: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date of the Notice of Proxy Access Nomination is delivered to or mailed to and received by the Secretary, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date; (ii) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act; (iii) the information, representations and agreements that are the same as those that would be required to be set forth in a shareholder’s notice of nomination pursuant to Section 9(a)(ii) of these Bylaws; (iv) the consent of each Shareholder Nominee to being named in the proxy statement as a nominee and to serving as a Director if elected; (v) a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (B) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (D) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material, (E) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and (F) as to any two or more funds whose shares are aggregated to count as one shareholder for the purposes of constituting an Eligible Shareholder, within five business dates after the date of the Notice of Proxy Access Nomination, will provide to the Corporation documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy the requirements of sub-clause (y) of the third sentence of subsection (a) of this Section 12: (vi) a representation as to the Eligible Shareholder’s (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) intent with respect to continued ownership of the Required Shares after the annual meeting; (vii) an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation, (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 12 and (C) file with the Securities and Exchange Commission any solicitation or other communication with the Corporation’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder and (viii) in the case of a nomination by a group of shareholders that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(f) Within the time period specified in this Section 12 for delivering the Notice of Proxy Access Nomination, each Shareholder Nominee must deliver to the Secretary the representations, agreements and other information required by Section 10 of these Bylaws.

(g) In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominees to the Corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s rights to omit a Shareholder Nominee from its proxy materials as provided in this Section 12.

(h) The Corporation shall not be required to include, pursuant to this Section 12, a Shareholder Nominee in its proxy materials for any meeting of shareholders and such nomination shall be disregarded and no vote on such Shareholder Nominee will occur notwithstanding that proxies in respect of such vote may have been received by the Corporation (i) if the Secretary of the Corporation receives a notice (whether or not subsequently withdrawn) that a shareholder has nominated any person for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for director set forth in Section 9(a) of these Bylaws, (ii) if the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) that has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (iii) if the Shareholder Nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or is receiving or will receive any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with service as a director of the Corporation, (iv) who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors, (v) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, as amended, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation, (vi) who is or has been within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, (vii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offense) or has been convicted in such a criminal proceeding within the past 10 years, (viii) who is subject to any order of the type specific in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (ix) if such Shareholder Nominee or the applicable Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof, or (x) the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) or applicable Shareholder Nominee breaches or fails to comply with its obligations pursuant to this Section 12 including, but not limited to, any agreement, representation or undertaking required by this Section 12.

(i) Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the annual meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder (or any member of any group of shareholders that together is an Eligible Shareholder) shall have breached its or their obligations under this Section 12 as determined by the Board of Directors or the chairman of the annual meeting or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 12.

(j) Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of Shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 10% of the votes cast in favor of such Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Article II, Section 12 for the next two annual meetings. For the avoidance of doubt, the immediately preceding sentence shall not prevent any shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 9 of these Bylaws.

(k) This Section 12 of this Article II shall be the exclusive method for shareholders to include nominees for Director in the Corporation’s proxy materials.

ARTICLE III—BOARD OF DIRECTORS

Section 1.    Powers.  The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law or otherwise directed or required to be exercised or done by the shareholders.

Section 2.    Number and Election.  Subject to the rights of holders of Preferred Stock, the number of directors shall be such number as is from time to time determined in the manner provided in the Certificate of Incorporation. Except as otherwise provided by these Bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 2 of these Bylaws, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

If, in an election that is not a Contested Election, a director does not receive a majority of the votes cast, such director shall submit an irrevocable resignation to the Nominating and Governance Committee, or such other committee designated by the Board of Directors pursuant to these Bylaws. Such committee shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results. The committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.

If the Board of Directors accepts a director’s resignation pursuant to this Section 2, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to Article III, Section 4 of these Bylaws.

Section 3.    Resignation.  Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board or the Chief Executive Officer. The acceptance of a resignation shall not be necessary to make it effective.

Section 4.    Vacancies.  Any vacancy on the Board of Directors, howsoever resulting, may only be filled in the manner provided in and to the extent permitted under the Certificate of Incorporation.

Section 5.    Removals.  Subject to the rights of the holders of Preferred Stock, any director, or the entire Board, may be removed from office in the manner provided in and to the extent permitted under the Certificate of Incorporation.

Section 6.    Annual Meeting.  The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of shareholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time or place (within or without the State of Delaware) as provided in Section 8 of this Article.

Section 7.    Regular Meetings.  Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 8.    Special Meetings.  Special meetings of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number), by the Chairman of the Board or by the Chief Executive Officer and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not less than 24 hours before the meeting or such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when such director attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 9.    Quorum.  At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time, without further notice or waiver thereof.

Section 10.    Participation in Meetings By Conference Telephone.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 11.    Conduct of Business.  At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the total number of directors present at such meeting at which there is a quorum, except as otherwise provided in the Certificate of Incorporation or these Bylaws or as required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

Section 12.    Compensation of Directors.  Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

ARTICLE IV—COMMITTEES

Section 1.    Committees of the Board of Directors.  The Board of Directors shall appoint from among its members an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed of at least two directors or such higher number of directors as may be required by law or the standards of any stock exchange on which shares of the Corporation are listed, with such lawfully delegable powers and duties as it thereby confers or that are required by law or such standards of any stock exchange on which shares of the Corporation are listed.

The Board of Directors may from time to time designate other committees of the Board, each composed of one or more directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board.

In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but (a) unless the resolution, the Certificate of Incorporation or these Bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend, authorize the issuance of stock, to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL or to recommend to the shareholders either the sale, lease or exchange of all or substantially all of the Corporation’s property and assets or a dissolution of the Corporation (or the revocation of a dissolution); and (b) no such committee shall have the power or authority of the Board of Directors in reference to adopting, amending or repealing any provision of the Certificate of Incorporation or these Bylaws or approving or adopting, or recommending to the shareholders, any action or matter expressly required by the DGCL to be submitted to shareholders for approval other than those identified in (a) above.

Section 2.    Term.  The Board, subject to the requirements specifically set forth in this Section, may at any time change, increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or resignation, but the Board may at any time for any reason remove any individual committee member and the Board may, subject to the requirements specifically set forth in this Section, fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may, subject to the requirements specifically set forth in this Section, designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may, subject to the requirements specifically set forth in this Section, unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Section 3.    Conduct of Business.  Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

ARTICLE V—OFFICERS

Section 1.    Generally.  The officers of the Corporation shall consist of one or more Chief Executive Officers, a President, a Chief Operating Officer, a Chief Financial Officer, a Secretary, a Treasurer, one or more Vice Presidents and such other officers as may from time to time be appointed by the Board of

Directors. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of shareholders. In addition, the Board of Directors may elect a Chairman of the Board and one or more Vice Chairmen from among its members. None of the officers of the Corporation need be directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

Section 2.    Chairman of the Board.  The Chairman of the Board, or in the absence of the Chairman of the Board, a Vice Chairman, if any, or the President, if any, shall preside as chairman at meetings of the shareholders and the Board of Directors. The Chairman of the Board shall, in addition, have such other duties as the Board may prescribe that he or she perform. At the request of the Chief Executive Officer (if other than the Chairman of the Board), the Chairman of the Board may, in the case of the Chief Executive Officer’s absence or inability to act, temporarily act in his place. In the case of death of the Chief Executive Officer or in the case of his absence or inability to act without having designated the Chairman of the Board to act temporarily in his place, the Chairman of the Board shall perform the duties of the Chief Executive Officer, unless the Board of Directors, by resolution, provides otherwise. If the Chairman of the Board shall be unable to act in place of the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer may exercise such powers and perform such duties as provided below.

Section 3.    Chief Executive Officer.  Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer or Co-Chief Executive Officers, if the Board of Directors has appointed more than one Chief Executive Officer, shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation. The purpose of this Bylaw is to afford the Board of Directors the opportunity to appoint Co-Chief Executive Officers from time to time. In the event that the Board of Directors appoints Co-Chief Executive Officers, all references herein to Chief Executive Officer shall be deemed to refer to Co-Chief Executive Officers and shall be interpreted accordingly.

Section 4.    President.  Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the President shall perform all duties and have all powers that are commonly incident to the office of president, including the power to sign any stock certificates, or that are delegated to him or her by the Board of Directors.

Section 5.    Chief Operating Officer.  The Chief Operating Officer shall be responsible for overseeing restaurant operations and for such other responsibilities as the Board of Directors may from time to time prescribe.

Section 6.    Chief Financial Officer.  The Chief Financial Officer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Chief Financial Officer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 7.    Treasurer.  In addition to those responsibilities delegated to the Treasurer by the Board of Directors from time to time, the Treasurer may authenticate and sign on behalf of the Corporation any certificate representing any debt or equity security issued by the Corporation.

Section 8.    Secretary.  The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the shareholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 9.    Vice Presidents.  Vice Presidents, if any, shall be elected and shall have such powers and perform such duties, respectively, as the Board of Directors may from time to time prescribe.

Section 10.    Assistant Treasurers and Assistant Secretaries.  Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and perform such duties, respectively, as the Board of Directors may from time to time prescribe.

Section 11.    Delegation Of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 12.    Resignation.  Any officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board or the Chief Executive Officer. The acceptance of a resignation shall not be necessary to make it effective.

Section 13.    Removal.  Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors. Nothing herein shall limit the power of any officer to discharge any subordinate.

Section 14.    Delegation of Duties.  Whenever an officer is absent, or whenever, for any reason, the Board of Directors may deem it desirable, the Board may delegate the powers and duties of an officer or officers or to any director or directors.

Section 15.    Officers’ Bonds or Other Security.  If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Board of Directors may require.

Section 16.    Compensation.  The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he is also a director of the Corporation.

ARTICLE VI—EXECUTION OF CORPORATE INSTRUMENTS,

AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 1.    Execution of Corporate Instruments.  The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the Corporation.

Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the Corporation, and other corporate instruments or documents requiring the corporate seal shall be executed, signed or endorsed by the Chairman of the Board (if there be such an officer appointed) or by the Chief Executive Officer; in the alternative, such documents may be executed by the Chief Financial Officer or the Chief Operating Officer and countersigned or attested by the Secretary or Treasurer or any Assistant Secretary or Assistant Treasurer. Certificates of stock shall be signed as set forth in Section 1 of Article VII of these Bylaws. All other instruments and documents requiring the corporate signature, but not requiring the corporate seal, may be executed as aforementioned or in such other manner as may be directed by the Board of Directors.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation, or in special accounts of the Corporation, shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Section 2.    Voting of Securities Owned by Corporation.  All stock and other securities of other corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors or, in the absence of such authorization, by the Chairman of the Board (if there be such an officer appointed), or by the Chief Executive Officer (if there be such an officer), or by the Chief Financial Officer (if there be such an officer) or the Chief Operating Officer (if there be such an officer).

ARTICLE VII—STOCK

Section 1.    Stock.  The shares of capital stock of the Corporation shall be represented by a certificate, unless and until the Board of Directors adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, each shareholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman or Vice Chairman of the Board of Directors (if there be such officers appointed) or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2.    Transfers of Stock.  Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 3.    Record Date.  In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than ten days before the date of any meeting of shareholders, nor more than 60 days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 4.    Lost, Stolen or Destroyed Certificates.  In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may in their discretion establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.    Regulations.  The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

Section 6.    Registered Shareholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.    Dividends.  Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Dividends may be paid in cash, in property, or in shares of the capital stock of the Corporation; and in the case of a dividend paid in shares of theretofore unissued capital stock of the Corporation, the Board of Directors shall, by resolution, direct that there be designated as capital in respect of such shares an amount not less than the aggregate par value of such shares and, in the case of shares without par value, such amount as shall be fixed by the Board of Directors. Before declaring any dividend, there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in its discretion deems proper for working capital or as a reserve fund to meet contingencies or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

ARTICLE VIII—NOTICES

Section 1.    Notices.  Except as otherwise specifically provided herein or required by law, all notices required to be given to any shareholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such shareholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the malls or by telegram or mailgram shall be the time of the giving of the notice.

Section 2.    Waivers.  A written waiver of any notice, signed by a shareholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such shareholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE IX—MISCELLANEOUS

Section 1.    Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.    Corporate Seal.  The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3.    Reliance upon Books, Reports and Records.  Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters that such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.    Fiscal Year.  The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 5.    Time Periods.  In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 6.    Ratification by Shareholders.  Any contract, transaction or act of the Corporation or of the Board of Directors or of any committee of the Board of Directors which shall be ratified by the holders of a majority of the voting power of the outstanding shares of capital stock present in person or by proxy and voting at any annual meeting or at any special meeting called for such purpose, shall, insofar as permitted by law or under the provisions of the Certificate of Incorporation of the Corporation or these Bylaws, be as valid and binding as though ratified by every shareholder of the Corporation.

Section 7.    Interested Directors.  No contract or transaction between the Corporation and one or more of its directors or officers or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction or solely because his or her or their votes are counted for such purpose if:

(a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though less than a quorum; or

(b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

ARTICLE X—INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.    Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this Section or otherwise (an “undertaking”); and provided, further, that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Board may deem advisable.

Section 2.    Right of Claimant to Bring Suit.  If a claim under Section 1 of this Article is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such suit. It shall be a defense to any such suit (other than a suit brought to enforce a right to advancement of expenses where the required undertaking has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct set forth in the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its shareholders) that the claimant has not met such standard, shall be a defense to the suit or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3.    Non-Exclusivity of Rights; Accrued Rights.  The right to indemnification and advancement of expenses conferred in Section 1 of this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Such rights shall be contract rights, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Any repeal or modification of this Article shall not adversely affect any right hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 4.    Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.    Other Employees and Agents.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee not within the provisions of Section 1 of this Article or to any agent of the Corporation, subject to such conditions as the Board may deem advisable.

Section 6.    Savings Clause.  If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 1 of this Article as to all expense, liability, and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article X to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI—AMENDMENTS

The Board of Directors and shareholders may adopt, amend and repeal the Bylaws in the manner provided in the Certificate of Incorporation.